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                          NINETY DAY PROMISSORY NOTE

$50,000                                                      July 8, 1998


         FOR VALUE RECEIVED, Walter O. Fredericks and his heirs, executors and administrators ("Borrower") hereby promises to repay Lifecodes Corporation ("Lifecodes") the principal sum of $50,000 plus interest at the rate of 8.5% per annum no later than October 6, 1998.

         Payment of principal and interest shall be made in lawful currency of the United States at the offices of the lender at 550 West Ave., Stamford, CT 06902.

         Borrower hereby submits to the jurisdiction of the courts of the State of Connecticut in respect to any action or proceeding relating to this Agreement of the enforcement of any judgement thereto.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

         /s/ Walter O. Fredericks
         ------------------------
         Walter O. Fredericks